Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 12, 2013, with respect to the financial statements and supplemental schedule included in the Annual Report of Masimo Corporation Retirement Savings Plan on Form 11-K for the years ended December 31, 2012 and 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement on Forms S-8 of Masimo Corporation ((i) File No. 333-148149, effective December 19, 2007, (ii) File No. 333-149138, effective February 11, 2008, (iii) File No. 333-157673, effective March 4, 2009, (iv) File No. 333-168534, effective August 4, 2010, (v) File No. 333-179557, effective February 17, 2012 and (vi) File No. 333-186692, effective February 15, 2013), and Form S-3 (File No. 333186693, effective February 15, 2013).

/s/ GRANT THORNTON LLP

Los Angeles, California

July 12, 2013